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                                                                    EXHIBIT 10.1


                               LETTER OF AGREEMENT

         This letter of agreement is between the Allied Pilots Association Federal Credit Union Board of Directors and President Kenneth L. Bertrand. The following outlines the compensation of the position of President for the coming years. This agreement replaces the previous letter of agreement dated December 1995. This agreement will be effective as of 1 January 1999 and will continue modified or superseded by a subsequent agreement.

1.00     FULL TIME STATUS

         The President agrees to devote his full attention and best efforts to the performance of his duties with this credit union.

1.10     PRESIDENT

         The President shall perform the duties and responsibilities of his position in accordance with applicable laws and regulations and in accordance with bylaws and policies of the Employer and shall provide executive management services for the Board of Directors. The President will lead other employees by example.

1.20     CHIEF OPERATING OFFICER

         The President shall act as chief operating officer and general manager of the credit union and shall have the authority and responsibility of the operations of the credit union, subject to the general direction and control of the Board of Directors and by the policies set out in the policy manual that may be changed from time to time.

1.30     DUTIES

         The duties of the President may be changed from time to time without affecting the other terms and conditions of this agreement. Duties will also include all directives from the Board of Directors.

2.00     COMPENSATION

         Compensation of the President shall include a base salary, a bonus program, a risked based pay portion, a pension, and other benefits.

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2.10     BASE SALARY

         Effective 1 January, 1999 as compensation for services rendered by the President, the Board of Directors agrees to pay the President a base salary of $93,000 for the year 1999, $111,000 for the year 2000, and $119,000 for the year 2001.

2.11     RISKED BASED PAY

         Based on the risk that the President has taken in order to start a new unfounded credit union, the President shall be compensated in the form of an additional $10,000 per year until the end of 1999. Beginning with the year 2000, the Risk Based Pay will terminate. The base salary has been adjusted in paragraph 2.10 to incorporate this amount for the year 2000 and 2001.

2.20     BONUS PAY

         The Board of Directors may pay President additional compensation in the form of a bonus in the amount of 0% to 12% of the President's salary in the event the Board of Directors determines that it is warranted as a result of President's performance. The bonus will be determined at a Board of Directors meeting prior to the end of each year. The bonus shall be paid in the subsequent January.

2.30     BONUS GUIDELINES

         The bonus guidelines may be changed from time to time so as to be able to change the direction of the incentives as required. The guidelines will include 3 parts. Part 1 shall be worth 6%, part 2 shall be worth 3%, and part 3 shall be worth 3%.

2.31     PART 1

         The Board of Directors shall at the beginning of each year adopt and approve a new set of items or goals to be accomplished by the President. In the absence of the Board of Directors establishing a specific list of items or goals by April 1 of the new year, the budget projections for the new year will be used in lieu thereof.

2.32     PART 2

         The level of service provided to the membership during the year. This may be viewed as the number of complaints/good comments that the Board of Directors may receive during the year. Keeping the sponsor happy is an important part of this equation.


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2.33     PART 3

         Accurately displaying and representing the status of the credit union to its Board of Directors and keeping them informed of relevant issues. Keeping and presenting a good attitude toward the Board of Directors, employees, members, and the sponsor.

2.40     PENSION

         President will be entitled to participate and the credit union will contribute $5,500 in 1999, $6,500 in 2000, and $7,500 in 2001 toward any 457b pension plan adopted by the Board of Directors, in accordance with the plan terms and conditions as may be amended from time to time.

2.50     TUITION

         The credit union shall pay for continuing CPA tuition expense upon successful completion of course work. No other related travel, meal, or lodging expense will be paid.

2.60     MEDICAL BENEFITS

         The Board of Directors agree to include the President and President's spouse and children in its medical benefit plan, as may be modified by the Board of Directors from time to time. President should refer to the plan for additional information with respect to coverage and claims.

2.71     HOLIDAY

         The 10 traditional holidays will be considered paid holidays. The days are listed in the APAFCU Policy Manual. President may substitute other days with the ones in the policy manual by letting the Board of Directors know beforehand.

2.80     VACATION

         The President will be provided twenty (20) days of paid vacation per year. Unused vacation days may not be carried forward to a subsequent year. Vacation time will be requested from the Board of Directors and be granted based on the needs of the credit union. The request for vacation should be made as early as practicable.

3.00     POWER TO BIND

         President's authority to obligate the credit union on any contract or agreement of any kind is limited to those contracts or obligations in which the credit union financial obligations does not exceed the limit as set forth by current Board resolutions/Policy Manual.


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         This agreement may be amended for time to time as conditions warrant.
Amended or changed parts will be added to this document and carry the title Amendment to Letter of Agreement. The Board of Directors and the President must affix their signatures to each additional amendment.

         The Allied Pilots Association Federal Credit Union's Board of Directors hereby adopt this agreement with Kenneth L. Bertrand. The Board of Directors meeting on January 21, 1999 records the vote on this agreement.


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/s/ John G. Maxwell                     /s/ Kenneth L. Bertrand
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John G. Maxwell, Jr.                    Kenneth L. Bertrand
Chairman of the Board                   President
                                        APAFCU
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